Exhibit 10.39

THE USE OF THE FOLLOWING NOTATION IN THIS EXHIBIT INDICATES THAT THE CONFIDENTIAL PORTION HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION: [***]

AMENDMENT TO

STRATEGIC PURCHASE AGREEMENT

This AMENDMENT TO THE STRATEGIC PURCHASE AGREEMENT (“this Amendment”) is made and effective this 3rd day of February, 2013 (“Effective Date”) between Home Depot U.S.A, Inc., (“Home Depot”) and HD Supply Distribution Services, LLC (“Crown Bolt”) with reference to the following:

A.  Home Depot and Crown Bolt entered into a STRATEGIC PURCHASE AGREEMENT dated August 30, 2007 (the “AGREEMENT”) which was modified by a letter dated September 30, 2010 (the “LETTER”), and further by another letter dated November 23, 2010, eliminating “Audio-Visual” products from the AGREEMENT.

B.  Home Depot and Crown Bolt desire by this Amendment to modify the AGREEMENT to change pricing and payment terms, set other business terms and extend the AGREEMENT.

NOW, THEREFORE, in consideration of the mutual promises set below, the Parties agree as follows:

Section 1.  Capitalized terms in this Amendment shall have the meanings given to such terms in the AGREEMENT and the LETTER.

Section 2.  Current pricing between the Parties will be reduced by $[***] dollars on the Effective Date.  The price reduction will be calculated based upon trailing 12 month volumes as of the Effective Date of this Amendment and the percentage reductions will vary by product category to be determined on a mutually agreed upon basis. The new pricing will be effective for all purchase orders dated February 3, 2013 or later.  In the event that maintenance is not completed in time to have the new prices reflect in the system, Crown Bolt will track a total of the difference between the new price and old price, and will issue a check to refund the difference that Home Depot has overpaid.  In the event that these orders have been invoiced but not paid, Crown Bolt may issue revised invoices with the correct total, or issue a refund check once Home Depot has overpaid, based on the old pricing. Effective for all Purchase Orders dated February 3, 2013 and after, payment terms shall be Net 40 days from the date of each Crown Bolt invoice.

Section 3.  Coinciding with the February 3, 2013 price reduction, [***].

Section 4.  In the event of a significant change in Crown Bolt’s material or transportation costs (either a decrease or increase) driven by factors outside of the Price Index, a price change shall be implemented based upon mutual agreement. If the parties are unable to reach agreement the senior representatives of each party shall promptly resolve the disagreement.

Section 5.  The Shortfall Damages will be calculated and paid directly to Crown Bolt for fiscal year 2012 as determined in The AGREEMENT and The LETTER. After receipt of this payment Home Depot will not be obligated to pay Shortfall Damages for fiscal years  2013 or 2014.

Section 6.  The Parties’ current reset obligations are replaced as follows:

i. Home Depot shall reimburse Crown Bolt $[***] for the cost of Crown Bolt fastener resets (approximately [***] stores remaining to be reset), next generation builders hardware resets (approximately [***] to be reset) during the 2013 to 2015 time period and the cost of merchaids (including freight and taxes), third party reset costs, reset-related markdowns, and product buybacks related to these reset projects.

ii. If the above projects cost less than $[***] to complete, Home Depot will use the remaining funds either to reimburse Crown Bolt for Rope & Chain resets, or will use the funds to reimburse Crown Bolt as agreed upon by both Parties.

iii. There will be no gross-up of cost and no margin or rebates to Crown Bolt on any of the above expenditures related to the resets, and Crown Bolt will invoice Home Depot for their costs incurred.

iv. Home Depot and Crown Bolt will partner to take costs out of the reset projects, through competitive bidding of sub-contractors and fixture suppliers, volume pricing, value engineering and design, and other practical approaches.

v. Crown Bolt shall use 3rd party labor teams approved by Home Depot to complete Fastener/Builder Hardware resets for all stores that require the new set to be installed or existing set to be updated (stores to be signed off on by Merchant). Crown Bolt also agrees to follow Home Depot reset guidelines and partner with IPM and Visual Merchandising on any changes to the sets to ensure Home Depot Visual and Execution standards are met. Reset schedules will be required for each project and will comply with store inventory process for scheduling resets prior to or after store inventory dates. Crown Bolt will make every reasonable effort to execute resets during reset weeks that are pre-assigned for consolidated resets in an effort to minimize impact to stores requiring overnight associate support. All reset activity will require store lists, schedules, signoff forms, and post-reset pictures to be loaded for each store and project in the current Project Management system that MET uses for all Home Depot resets. Home Depot will provide Crown Bolt with a purchase order consistent with the SPA that will allow Crown Bolt to invoice and collect payment.  Home Depot will pay Crown Bolt based on net 40 payment terms, and Crown Bolt will issue invoices on a monthly basis. Relevant transaction communications (purchase order, shipping notice, invoice, and remittance detail) will be sent through standard EDI between Crown Bolt and Home Depot. Final sign off by Home Depot’s Store Manager, or MET, is required for Crown Bolt receipt of payment and for stores to be deemed 100% complete. Home Depot assumes that there is no mark up on the cost of materials, labor, or shipping and reserves the right to audit those costs and upon reasonable request and notice Crown Bolt will provide Home Depot access to information necessary to validate costs (e.g. fixture cost/invoice, labor rates and contracts, etc.). Crown Bolt agrees to provide Home Depot with detailed costs by store including, fixture, transportation, overhead, project management, any merchaids, and labor associated with the project weekly for all stores completed during that period (reference exhibit A). Crown Bolt will defend and indemnify Home Depot from any claims that may arise during or as a result of Crown Bolt’s negligence or alleged negligence during the installation of any  resets set forth above.

vi. Exhibit A to this Amendment includes a sample bill of materials for resets.

Section 7.  The AGREEMENT and the LETTER terms related to Exclusivity will remain in place, and will be applicable to all products purchased as of the date of this Amendment, except:

i. THD may purchase off-shelf special buys, after offering Crown Bolt the right of first refusal to offer a functionally identical product at the same, or better, price. These purchases will not exceed [***]% of total annual purchase volume.

Section 8. The Parties’ Return to Vendor (“RTV”) process is replaced as follows:

Effective for fiscal year 2013, Crown Bolt will fund Home Depot $[***] per year. This will primarily be used for defective products (including defective packaging). If the total annual RTV costs are less than $[***] in a fiscal year, Home Depot will use the funds to maintain the inventory in other ways, such as lifting overstocks, and offsetting discontinued skus. The processing of the RTV claims will be performed by Home Depot store personnel. Home Depot agrees to provide Crown Bolt with the sku #, store #, reason code, quantity and cost necessary to validate the RTV costs.

Section 9.  Crown Bolt will be invited to grow its business in Picture Hanging, Rope & Chain Accessories, Wire Goods, Hollow Wall Anchors, and any other product categories applicable to Crown Bolt’s capabilities, but any new categories won will not be part of the The AGREEMENT, as amended, and will not be guaranteed for the life of The AGREEMENT.

Section 10. The expiration date defined in the AGREEMENT is changed to January 31, 2020.   After January 31, 2019, either Party may extend or terminate the AGREEMMENT in whole or part by providing a 12 month notification period.  Any extension of the AGREEMENT must be by mutual agreement of the parties.   All of the other terms of The AGREEMENT as currently amended will be extended through January 31, 2020.

Section 11. Except as expressly modified by this Amendment, all terms and conditions of the AGREEMENT, including its Exhibits, shall remain in full force and effect.

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed by their duly authorized representatives as of the Effective Date.

HOME DEPOT U.S.A., INC.		HD Supply Distribution Services, LLC

By:	/s/ Kurt Bruder	By:	/s/ Joe Izganics

Title:	MVP Hardware	Title:	Senior Vice President

Date:	February 4, 2013	Date:	February 4, 2013